SUPPLY AGREEMENT

This Agreement is made as of August 30, 2004 by and among Cavalier Home Builders, L.L.C. ("Cavalier") and Alliance Homes, Inc. ("Alliance") and North American Catastrophe Services, Inc. ("NACS").

NACS acknowledges that it has entered into a bid with the Federal Emergency Management Agency ("FEMA"), which has been accepted by FEMA under purchase order number HSFE04-D-4057, to provide fifteen hundred (1,500) H.U.D. Code homes as temporary living quarters in connection with FEMA's emergency efforts in the aftermath of Hurricane Charley. NACS acknowledges that it has entered into an agreement with Alliance to produce such homes. NACS further acknowledges that it will allow Alliance to sub-contract with third party suppliers to produce homes to assist NACS and Alliance in the fulfillment of delivery requirements as agreed upon with FEMA.

Alliance acknowledges that it does not have the production capacity to provide all the homes necessary to fulfill the delivery requirements set forth by FEMA in its agreement with NACS. Alliance desires to enter into an agreement with Cavalier to assist Alliance in the delivery of said homes.

NACS further acknowledges that Cavalier is a third party beneficiary of the agreement between NACS and Alliance and that Cavalier shall have the full authority to pursue contract remedies under such agreement.

Therefore the parties agree as follows:

NACS shall:

   1. Disclose to Cavalier any information related to FEMA's requirements for building specifications, delivery schedules and bid pricing of homes, as Cavalier shall reasonably request. NACS further affirms its acceptance of the specifications attached hereto in Exhibit B, and further represents that based on NACS prior experience with FEMA contracts, its correspondence with FEMA and its superior knowledge of transactions of this type that it believes that any deviations listed in the attached specifications will meet or exceed the required specifications delivered by FEMA and accordingly will be acceptable by FEMA for production and delivery of such homes;

   2. Pay Alliance for homes built and delivered by Cavalier within 30 days of delivery and acceptance by FEMA.

   3. NACS represents and warrants that under its agreement with FEMA any risk of loss related to the homes shall pass to FEMA upon delivery to the staging area and acceptance by FEMA.
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Alliance shall:


   1. provide personnel to inspect the homes prior to delivery by Cavalier. Alliance shall provide personnel to inspect the homes upon delivery to the staging area, or other destination designated by FEMA, to insure homes are delivered in good condition. In the event Alliance cannot provide adequate personnel for inspection services at the staging area, Cavalier will, upon request, provide personnel for such inspection and Alliance will reimburse Cavalier for such reasonable costs it incurs in the performance of such assistance to Alliance. Alliance shall provide personnel to assist Cavalier in the repair of any transit or related damage to the home to insure acceptance by FEMA. Cavalier will supply such parts used in the repair of such transit damage and shall reimburse Alliance such reasonable costs it incurs for the performance of such repairs. In the event Cavalier cannot make parts readily available on a timely basis, Alliance may acquire such parts and Cavalier shall reimburse Alliance for the cost of such parts. Fees for the inspection services provided herein are detailed in Exhibit A attached hereto. The parties further agree that if Alliance cannot supply adequate assistance for the repair of transit damage to the homes it will promptly notify Cavalier;

   2. provide personnel and necessary travel expenses to repair or replace any defects in materials or workmanship as may be reasonably requested by FEMA. Cavalier will supply such parts to Alliance necessary for such repairs at its expense. In the event Cavalier cannot make such parts available on a timely basis, Alliance may acquire such parts and Cavalier shall reimburse Alliance for the cost of such parts. Alliance shall receive a fee for performance of the warranty services rendered as detailed in Exhibit A attached hereto. The parties further agree that if Alliance cannot provide adequate personnel to complete necessary warranty repairs that, upon the request of Alliance, Cavalier will assist Alliance in the performance of such repairs. Cavalier shall be reimbursed by Alliance any reasonable costs incurred in the performance of such assistance to Alliance;

   3. Pay Cavalier for homes within 30 days of delivery and acceptance by FEMA based upon the pricing detailed in Exhibit A attached hereto.

Cavalier shall:

   1. Produce such homes to the agreed upon specifications as detailed in Exhibit B and the delivery schedule in Exhibit C attached hereto;

   2. Provide any necessary parts for the repair of transit damage or warranty service at its own expense;

   3. Pay Alliance for inspection and other services provided by Alliance as detailed in Exhibit A attached hereto.

The parties further understand and agree that the information contained in Exhibits A, B, and C is proprietary and confidential information submitted under a process of a sealed bid and that disclosure of such information could place the parties at a competitive disadvantage in the marketplace. Accordingly the parties hereby agree that such information shall not be disclosed to any third party except to the extent as may required by law.

The parties have read and understood this Agreement and have executed this Agreement as of the date and year first above written. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one instrument and shall be considered binding on all the parties when executed either by original signature or facsimile transmission.

Cavalier Home Builders, L.L.C.                   Alliance Homes, Inc.

By: Michael R. Murphy______                      By: G. Hiller Spann_____

Title: President___________                      Title: President________


North American Catastrophe Services, Inc.

By: David Wilfong_________

Title: CFO________________